Exhibit 10.1

IRREVOCABLE WAIVER

This IRREVOCABLE WAIVER (this “Waiver”), dated as of June 18, 2014 but effective for all purposes as of July 1, 2014 (the “Class D Unit Issuance Date”), is made by Enbridge Energy Company, Inc., a Delaware corporation (the “General Partner”), as general partner of Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”). All initially-capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) unless the context clearly indicates otherwise.

WHEREAS, pursuant to Section 5.5(a) of the Partnership Agreement, the General Partner is entitled to certain cash distributions in excess of its 2.0% general partner interest on the terms and subject to the conditions set forth in Section 5.5(a) of the Partnership Agreement (the “Incentive Distributions”);

WHEREAS, pursuant to Section 5.1 of the Partnership Agreement, the General Partner is entitled to certain allocations of items of income, gain, deduction and loss, including Net Termination Gain and Net Termination Loss, in excess of its 2.0% general partner interest on the terms and subject to the conditions set forth in Section 5.1 of the Partnership Agreement (the “Incentive Allocations”);

WHEREAS, by this Waiver, the General Partner desires to irrevocably waive its right to receive (i) the Incentive Distributions and (ii) the Incentive Allocations in consideration of the issuance by the Partnership to the General Partner or a subsidiary thereof of (A) 66,100,000 units of a new class of Units to be designated as “Class D Units” (the “Class D Units”) and (B) 1,000 units of a new class of Units to be designated as “Incentive Distribution Units” (the “Incentive Distribution Units”), each with the rights, privileges and preferences set forth in the Partnership’s Sixth Amended and Restated Agreement of Limited Partnership (the “Sixth Amended and Restated Agreement”) to be executed concurrently with this Waiver; and

WHEREAS, the Class D Units and the Incentive Distribution Units shall be issued to the General Partner or a subsidiary thereof on the Class D Unit Issuance Date.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Irrevocable Waiver. Effective with respect to the calendar quarter ending on June 30, 2014 and each calendar quarter thereafter, the General Partner hereby irrevocably and unequivocally waives forever its right to receive the Incentive Distributions and the Incentive Allocations and hereby acknowledges that the applicable provisions of the Partnership Agreement shall be interpreted as if the references to any distributions or allocations to the General Partner with respect to its general partner interest in excess of 2.0% are no longer operative, with the result that any allocations or distributions that would have been made to the General Partner with respect to its general partner interest in excess of 2.0% with respect to the calendar quarter ending on June 30, 2014 and each calendar quarter thereafter shall instead be allocated or distributed to the Limited Partners, including holders of Class A Common Units, I-Units, Class D Units and Incentive Distribution Units, as applicable.

Section 2. Reliance By Partnership. The General Partner hereby acknowledges that the Partnership and its Partners are relying on this Waiver in connection with the issuance by the Partnership to the General Partner or a subsidiary thereof of the Class D Units and the Incentive Distribution Units, each with the rights, privileges and preferences set forth in the Sixth Amended and Restated Agreement.

Section 3. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

IN WITNESS WHEREOF, this Waiver has been executed as of the date first above written.

ENBRIDGE ENERGY COMPANY, INC.

By:	/s/ MARK A. MAKI
Name:	Mark A. Maki
Title:	President and Principal Executive Officer

Received and

Acknowledged:

ENBRIDGE ENERGY PARTNERS, L.P.

By:	Enbridge Energy Management, L.L.C., as
delegate of Enbridge Energy Company,
Inc., its general partner

By:	/s/ Terrance L. McGill
Name:	Terrance L. McGill
Title:	Senior Vice President—Gas Pipelines & Processing